Exhibit 99.1

N  E  W  S    R  E  L  E  A  S  E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

•	GAAP Fourth Quarter Net Income of $1.14 Per Share, a 13 Percent Increase
•	Non-GAAP Earnings Per Share of $1.16 --- 16 Percent Above Last Year
•	Comparable-Store Sales Increased 7.9 Percent in Fourth Quarter
•	Annual Sales and Profit Highest Ever as Athletic Company
•	Sixth Consecutive Year With Double-Digit Earnings Per Share Increase

NEW YORK, NY, February 26, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 30, 2016.

Fourth Quarter Results

The Company reported net income of $158 million for the 13 weeks ended January 30, 2016. This equates to earnings of $1.14 per share, an increase of 13 percent over earnings per share of $1.01 for the 13-week period ended January 31, 2015.

Fourth quarter comparable-store sales increased 7.9 percent. Total fourth quarter sales increased 5.0 percent, to $2,007 million this year, compared with sales of $1,911 million in 2014. Excluding the effect of foreign currency fluctuations, total sales for the fourth quarter increased 8.8 percent.

“In 2015, we continued to deliver outstanding financial performance across channels, geographies, banners, and product categories,” said Richard Johnson, President and Chief Executive Officer. “We began the year by introducing a revised strategic framework and priorities, as well as elevated long-term financial objectives. I could not be more proud of the progress the team has made developing leadership positions in so many areas of our business.

“Building on those leadership positions, we believe we can continue to elevate our financial performance in 2016 by generating a mid-single digit comparable sales gain and another double digit percentage increase in earnings per share.”

Non-GAAP Adjustments

During the fourth quarter of 2015 the Company recorded a pre-tax charge of $5 million to reflect the impairment of certain Runners Point Group assets. During the same quarter a year ago, the Company realized a gain from the sale of a property and a loss from the writedown of a trade name. On a non-GAAP basis excluding these one-time items, the Company earned $1.16 per share, a 16 percent increase over the comparable 13-week non-GAAP earnings per share of $1.00 in 2014. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Fiscal Year Results

For fiscal year 2015, the Company reported net income of $541 million, or $3.84 per share, compared to net income of $520 million, or $3.56 per share, in 2014. On a non-GAAP basis, earnings were $4.29 per share in 2015, an increase of 20 percent over the $3.58 per share earned on a comparable basis in 2014. In 2015 the Company generated its sixth consecutive double-digit percentage increase in annual earnings per share and its fifth consecutive year of record earnings as Foot Locker, Inc.

-MORE-

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Total sales increased 3.6 percent in 2015 to $7,412 million, the highest level of sales ever recorded by the Company as Foot Locker, Inc., compared with sales of $7,151 million in 2014. Comparable-store sales increased 8.5 percent in 2015.

“We recorded many all-time best performances for our Company in 2015, including reaching an adjusted Earnings Before Interest and Taxes rate of 12.8 percent,” stated Lauren Peters, Executive Vice President and Chief Financial Officer. “We remain focused on productivity, boosting our Return On Invested Capital to 15.8 percent and our sales per gross square foot to $504.”

Financial Position

The Company’s merchandise inventory at January 30, 2016 was $1,285 million, which was $35 million, or 2.8 percent, higher than at the end of last year.

At year-end 2015, the Company’s cash and cash equivalents totaled $1,021 million, while the debt on its balance sheet was $130 million. During the fourth quarter of 2015, the Company repurchased 1.64 million shares of its common stock for $103 million. For the full year, the Company repurchased approximately 6.7 million shares for $419 million.

“As announced last week, our strong financial position also enabled the Board to authorize another double-digit percentage increase in our quarterly dividend, to 27.5 cents per share, and approve a $297 million capital expenditure program for 2016,” added Ms. Peters.

Store Base Update

The Company opened 111 new stores, remodeled or relocated 209 stores, and closed 151 stores during fiscal 2015. As of January 30, 2016, the Company operated 3,383 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 48 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 16 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today to discuss these results and provide its initial outlook for 2016, comment on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-909-4145 (U.S. and Canada) or +44 203-300-0086 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-800-633-8284 with the passcode 21805411 (U.S. and Canada) or +1 402-977-9140 with passcode 21805411 (International) through March 11, 2016. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2014 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended January 30, 2016 and January 31, 2015

(In millions, except per share amounts)

	Fourth Quarter 2015	Fourth Quarter 2014	Full Year 2015	Full Year 2014
Sales	$2,007	$1,911	$7,412	$7,151

Cost of sales	1,332	1,282	4,907	4,777
SG&A	387	375	1,415	1,426
Depreciation and amortization	39	33	148	139
Litigation and impairment charges	5	1	105	4
Interest expense, net	1	2	4	5
Other income	(2)	(6)	(4)	(9)
	1,762	1,687	6,575	6,342

Income before taxes	$245	$224	$837	$809
Income tax expense	87	78	296	289
Net income	$158	$146	$541	$520

Diluted EPS	$1.14	$1.01	$3.84	$3.56

Weighted-average diluted shares outstanding	138.9	144.3	140.8	146.0

Reconciliation of GAAP to Non-GAAP results	Fourth Quarter 2015		Fourth Quarter 2014		Full Year 2015		Full Year 2014
	After		After		After		After
	Tax	EPS	Tax	EPS	Tax	EPS	Tax	EPS

GAAP net income	$158	$1.14	$146	$1.01	$541	$3.84	$520	$3.56

After-tax adjustments:
Litigation expense (1)	-	-	-	-	61	0.43	-	-
Impairment and other charges (2) (3)	4	0.02	1	-	4	0.02	5	0.03
Gain on property sale	-	-	(3)	(0.01)	-	-	(3)	(0.01)

Non-GAAP results	$162	$1.16	$144	$1.00	$606	$4.29	$522	$3.58

Footnote to explain adjustments

(1)	The Company’s reasonable estimate of the litigation expense is a range between $100 million and $200 million, with no amount within that range more probable than any other amount. Therefore, in accordance with U.S. GAAP, the Company recorded a $100 million pre-tax charge in the third quarter. In light of the uncertainties in this matter, there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.
(2)	The fourth quarter of 2015 includes the impairment of certain Runners Point Group assets. The fourth quarter of 2014 includes the write-down of a trade name.
(3)	The full year 2014 includes $2 million of integration costs associated with the Runners Point Group, as well as the impairment of trade names in Ireland, Germany, and the U.S.

-MORE-

FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	January 30, 2016	January 31, 2015
Assets

CURRENT ASSETS
Cash and cash equivalents	$1,021	$967
Merchandise inventories	1,285	1,250
Other current assets	303	239
	2,609	2,456

Property and equipment, net	662	620
Deferred tax assets	234	221
Other assets	274	280
	$3,779	$3,577

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$279	$301
Accrued and other liabilities	424	393
Current portion of capital lease obligations	1	2
	704	696

Long-term debt and obligations under capital leases	129	132
Other liabilities	393	253
SHAREHOLDERS’ EQUITY	2,553	2,496
	$3,779	$3,577

-MORE-

FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 31, 2015	Opened	Closed	January 30, 2016	Relocations/ Remodels
Foot Locker US	1,015	8	52	971	54
Foot Locker Europe	603	16	13	606	34
Foot Locker Canada	126	1	2	125	8
Foot Locker Asia Pacific	91	4	1	94	6
Lady Foot Locker	198	-	42	156	-
SIX:02	15	15	-	30	-
Kids Foot Locker	357	27	10	374	44
Footaction	272	13	17	268	20
Champs Sports	547	10	7	550	41
Runners Point	116	10	5	121	2
Sidestep	83	7	2	88	-
Total	3,423	111	151	3,383	209

Selling and gross square footage are as follows:

	January 31, 2015		January 30, 2016
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,494	4,298	2,451	4,234
Foot Locker Europe	846	1,839	863	1,884
Foot Locker Canada	270	422	279	435
Foot Locker Asia Pacific	125	204	128	210
Lady Foot Locker	268	449	208	352
SIX:02	31	52	62	101
Kids Foot Locker	529	912	602	1,029
Footaction	789	1,258	800	1,303
Champs Sports	1,913	2,927	1,947	2,972
Runners Point	143	244	158	259
Sidestep	75	129	82	139
Total	7,483	12,734	7,580	12,918

- XXX -